Exhibit 10.2

Non- Compete and Confidentiality Agreement

In consideration of my employment or continued employment by SANUWAVE Health, Inc. (the "Company"), the Company's disclosure of certain Proprietary Information (as defined below) to me, any compensation now and/or hereafter paid to me, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agrees with the Company as follows:

1.   Definitions.

a.      The term "Proprietary Information" shall mean any and all confidential, proprietary or trade secret knowledge, data or information of the Company and its affiliated entities, including but not limited to the Company's strategic plans, inventions, new products, product plans, product prices, consumer marketing research, strategies, and information, business results and financial information, ideas, processes, formulas, source and object codes, data, computer programs, algorithms, database developments, designs and techniques, costs, research and development, know-how, customer lists, and information; potential customer information, potential acquisitions and divestitures, specialized training, the identity, skills and compensation of employees, contractors, vendors, suppliers, and consultants, and any other confidential, proprietary or trade secret knowledge, data or information, in whatever form or medium, produced by or for the Company.

b.         The term "Third Party Information" means confidential or trade secret information that the Company may from time to time receive from third parties or information which is subject to a duty on the Company's part to maintain the confidentiality of such Third Party Information and to use it only for certain limited purposes.

2.         Recognition of Company's Rights; Nondisclosure: I acknowledge that contemporaneously with my execution of this Agreement, the Company is providing me with Proprietary Information and/or specialized training. In consideration  of  the  Company's provision of Proprietary Information and initial specialized training, I agree that during my employment and for a period of (2) years thereafter, pursuant to this Agreement, I will hold in strictest confidence and will not disclose, discuss, transmit, use, lecture upon, or publish any Proprietary Information, unless such disclosure  (i) is required in connection  with my work for the Company, or (ii) is expressly authorized in writing by an officer of the Company. I  also  agree that in connection with this Agreement, I will also be bound by the post-employment provisions of paragraph 9. I further acknowledge and agree that the Company's conduct in providing me with Proprietary Information in exchange for my Agreement gives rise to the Company's interest in restraining me from competing  against the Company after the conclusion of my employment as set forth in paragraph 9 (the "Non-Compete Clause"), and that my agreement to the Non-Compete Clause is designed to enforce my Agreement. To the extent that any such Proprietary Information should constitute a trade secret under applicable law, my obligations of confidentiality and non-disclosure as set forth herein shall continue to survive after said (2) year period to the greatest extent permitted by applicable law.

3.        Third Party Information: I understand that the Company has received and in the future will receive from third parties Third Party Information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment for a period of (2) years and thereafter, I will hold such Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing. To the extent that any such Third Party Information shall be a trade secret under applicable law, then my obligations of confidentiality and non-disclosure shall survive after said two (2) year period to  the greatest extent permitted by applicable law.

4.          Property Rights: All right, title, and interest in and to all results and products of any services I perform for or on behalf of the Company shall at all times be and remain the sole and exclusive property of the Company, whether such results and products are interim or final, tangible or intangible. Such results and products include, without limitation, every invention, mask work, work of authorship, formula, trade secret, computer program (including without limitation, object code, source code, listings, routines, flow charts, algorithms and related documentation), manual, specification, technique, product, concept, know-how or similar property, whether or not patentable or copyrightable and whether or not embodied in  any tangible form, that are made, developed, perfected, designed conceived or first reduced to practice by me, either solely or jointly with others, in the course and scope of services I perform for or on behalf of the Company.

I further agree that any patent, copyright, trade secret, trademark, mask work or other intellectual property rights that may arise from services I perform for or on behalf of the Company shall be in the name of, and are hereby exclusively assigned to, the Company. I shall without further consideration execute and deliver such instruments, and take such other actions, as the Company may reasonably require to establish, evidence, maintain, defend or enforce the exclusive ownership by the Company of such intellectual property rights and of any tangible works or property produced by me in the course of performing services for or on behalf of the Company.

5.        No Improper Use of Materials: During my employment by the Company I will  not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality. I will not bring onto Company premises any materials belonging to any former employer or any other person to whom I have an obligation of confidentiality without the consent of the former employer or person and the approval of my direct supervisor.

6.          No Conflicting Obligations: I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

7.          Return of Company Documents and Other Company Property: When I leave the employ of the Company, I will immediately deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents together with all copies thereof; and any other material containing or disclosing any Third Party Information or Proprietary Information of the Company. I will also immediately return all Company property, including but not limited to laptops, pagers, cell phones, corporate credit cards, keys, and/or access cards.

8.          Non-Solicitation: I agree that during the period of my employment by the Company and for one (1) year after the date of termination  of my employment  by the Company, I will not (i) solicit, assist or in any way encourage any current employee or consultant of the Company to terminate his or her employment relationship or consulting relationship with or for the Company, nor will I solicit the services of any former employee of the Company whose service has been terminated for less than three (3) months; nor will I (ii) solicit to the detriment  of the Company and/or for the benefit of any competitor of the Company,  take away or attempt to take away, in whole or in part, any Customer of the Company or otherwise interfere with the Company's relationship with any Customer. For purposes of this paragraph, "Customer" shall mean each of Company's customers and actively sought prospective customers with whom I had material contact with during my employment, meaning customers (i) with whom I dealt within the past two years of my employment (ii) whose dealings with Company were coordinated or supervised by me: or (iii) about whom I obtained confidential information in the ordinary course of business through my association with Company. The restrictions contained herein area agreed to be reasonable, and it is further agreed that if Company ceases to provide any such product or service, the foregoing restriction with respect to such product or service shall terminate as  of such date.

9.         Non-Competition: During my employment and for a period of one (1) year after the date that my employment is terminated, for any reason, I will not, directly or indirectly, in the state in which I am employed, (i) compete with the Company in Business or (ii) participate in the ownership, management, operation, financing, or control of, or be employed in the same or substantially similarly capacity as I was when working for the company or consult for or otherwise render services to, any person, corporation, firm, or other entity that competes with the Company in Business. Notwithstanding the foregoing, I am permitted to own up to 1% of any class of securities of any corporation in competition with the Company that is traded on  a national securities exchange or through Nasdaq. For the purposes of this  Paragraph  9, "Business" shall mean those portions of the Company's business in which I actively participated or regarding which I received Proprietary Information in the business of developing and utilizing Extracorporeal Shock Wave Technology (ESW) and SANUWAVE's Pulsed Acoustic Cellular Expression PACE® technology for advanced wound care, orthopedic, cardiovascular, and spine/neurological for human medical purposes (the "Business").

10.       Equitable Remedies: Because my services are personal and unique and because I will have access to and become acquainted with Proprietary Information, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

11.       Successors and Assigns: This Agreement will be for the benefit of the Company, its successors and assigns. I expressly agree that the Company has the right to assign this Agreement.

12.       Governing Law; Exclusive Forum: This Agreement will be governed by and construed according to the laws of the State of Georgia. I hereby irrevocably agree that the exclusive forum for any suit, action, or other proceeding arising out of or in any way related to this Agreement shall be in the state or federal courts in Georgia, and I agree to the exclusive personal jurisdiction and venue of any court in Fulton County, Georgia and waive any defense thereto.

13.        Entire Agreement: This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by both parties. Any subsequent change or changed in my duties or compensation will not affect the validity or scope of this Agreement. As used in this Agreement, the period of my employment includes any time during which I subsequently may be retained by the Company as a consultant.

14.       Severability: If one or more of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full force and effect. Moreover, it is intended by the parties that this Agreement is to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any provision of this Agreement is too broad to be enforced as written, the Company and I intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable

15.       Survival: The provisions of this Agreement shall survive the termination of my employment and shall inure to the benefit of any successor in interest of the Company or other assignee.

I AGREE AND UNDERSTAND THAT NOTHING IN THIS AGREEMENT SHALL CONFER ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT  BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH MY RIGHT OR THE COMPANY'S RIGHT TO TERMINATE MY EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE.

THIS AGREEMENT SHALL BE EFFECTIVE AS OF THE FIRST DAY OF MY EMPLOYMENT WITH THE COMPANY.

I UNDERSTAND THAT THIS AGREEMENT RESTRICTS THE DISCLOSURE AND/OR USE OF THE COMPANY'S PROPRIETARY AND CONFIDENTIAL INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT WITH THE COMPANY, AND THAT IT RESTRICTS MY ABILITY TO SOLICIT CUSTOMERS AND EMPLOYEES OF THE COMPANY AND RESTRICTS MY ABILITY TO COMPETE WITH THE COMPANY FOLLOWING THE TERMINATION OF MY EMPLOYMENT.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

July 31, 2023	Andrew Walko
Date	Name

ACCEPTED AND AGREED TO:
SANUWAVE Health, Inc.

By:	CLARISSA MICHENER
ASSOCIATE DIRECTOR OF HR

Date:	July 31, 2023